AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the ___ day of _______ 2013, between Prestige Cruises International, Inc., a corporation organized under the laws of the Republic of Panama (“Parent”), Oceania Cruises, Inc., a corporation organized under the laws of the Republic of Panama (“Employer”), and Frank J. Del Rio ("Executive") (collectively, the "Parties”.)
WHEREAS, Executive has been employed in the position of Chairman and Chief Executive Officer with Employer pursuant to the terms of an Amended and Restated Executive Employment Agreement last amended in July 2009 (the “Employment Agreement”); and
WHEREAS, the Parties desire to amend and extend the Employment Agreement as follows.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Employment Agreement is amended as follows effective immediately (except as otherwise expressly provided below):
A.    Paragraph 2 of the Employment Agreement is amended by deleting it in its entirety and replacing it with the following:
2.    Term of Agreement. The initial term of this Agreement shall extend from the Effective Date through and including, and ending on, December 31, 2016. The term of this Agreement may be referred to herein as the "Period of Employment." The Period of Employment shall be subject to termination as provided in Section 6.

B.    Paragraph 4.1 of the Employment Agreement is amended by deleting it in its entirety and replacing it with the following effective July 1, 2013:
4.1    Base Salary. During the Period of Employment, Executive shall receive an annual minimum base salary ("Base Salary"). The annual rate of Base Salary shall equal One Million Five Hundred Ninety Seven Thousand Two Hundred dollars ($1,597,200.00) from July 1, 2013 through December 31, 2013. Beginning on January 1, 2014, and for each year thereafter, Executive shall receive a Base Salary equal to One Million Seven Hundred Fifty Thousand dollars ($1,750,000.00). Executive shall only be entitled to receive the applicable Base Salary during the Period of Employment. The applicable Base Salary shall be payable in substantially equal installments on the regular payroll dates of the Employer.

C.    Paragraph 4.4 of the Employment Agreement is amended by adding the following to the end of the first sentence of the second paragraph:
plus (iii) a travel expense allowance of Thirty Thousand Dollars ($30,000.00) per calendar year.

D.     Paragraph 6 of the Employment Agreement is amended by deleting it in its entirety and replaced with the following:
6.    Termination.
6.1    Subject to 6.2 below, Executive’s employment hereunder and the Period of Employment may be terminated without any breach of this Agreement at any time and for any reason by either Executive or Employer without the provision of notice. Employer and Executive intend for Executive to be an “employee at will,” and the Period of Employment specified in Section 2 shall not be construed under any circumstances to alter such “at will” employment relationship. In addition to any benefits under Section 4.2 and 4.3, upon any termination of Executive’s employment hereunder, Executive shall be entitled to payment of his accrued and unpaid Base Salary through the date of Executive’s termination of employment. If Executive’s employment is terminated during the Period of Employment by Employer without Cause or by Executive for Good Reason, the receipt of any compensation and benefits under Section 4.2 and Section 4.3 shall be conditioned upon Executive signing a general release of claims in a form and manner satisfactory to Executive and Employer within twenty-one days following such termination and Executive not revoking such release.

6.2    Notwithstanding any provision to the contrary, in the event of a Sale of the Company (as defined in the Parent’s 2008 Stock Option Plan), if the Executive’s employment by Employer is terminated before the end of the Period of Employment and either (1) by Employer without Cause and within 180 days prior to, or any time after, such Sale of the Company, or (2) by Executive for Good Reason at any time after such Sale of the Company, Executive shall be entitled to the following (the date of such termination of employment is referred to as Executive’s “Severance Date”):

(a)	All accrued and unpaid Base Salary (payable at the same time such amounts would otherwise be paid absent the termination);

(b)	Any benefits under Sections 4.2 and 4.3;

(c)
Monthly severance pay, commencing with the month following the month in which the Severance Date occurs and continuing for twenty-four months (ending with the 25th month following the month in which the Severance Date Occurs), with each such monthly severance payment equal to one-sixth (1/6th) the highest rate of Executive’s annualized Base Salary in effect at any time in the one-year period prior to the Severance Date (for purposes of clarity, it being intended that the total severance pay over the two-year severance period will equal two times the sum of Executive’s Base Salary and targeted annual Incentive Bonus amount, based on the highest rate of annualized Base Salary in effect for Executive in the one-year period prior to the Severance Date); and

(d)
continued allowance for country club dues and fees pursuant to Section 4.4, the automobile allowance provided for in Section 4.5, continued health/medical plan benefits for Executive and his eligible dependents as provided for in Section 4.6 (to the extent such continued coverage may be provided consistent with applicable law), and the tax advice and income tax preparation benefit provided for in Section 4.8, in each case continuing until the second anniversary of the Severance Date.

In the case of clauses (a) and (b) above, to the extent not otherwise provided pursuant to Section 6.1. If Executive’s employment is terminated before the end of the Period of Employment, and by Employer without Cause during the period of 180 days prior to a Sale of the Company, any benefits pursuant to this Section 6.2 (in excess of those provided under Section 6.1) that would otherwise have been paid during the period on or following the termination of employment and prior to the Sale of the Company shall be paid in a lump sum within sixty days following the Sale of the Company. Each monthly severance payment contemplated pursuant to clause (c) above may be paid in one lump sum installment during the applicable month or in installments on Employer’s regular payroll dates during such month (such that the total of the installments paid in the particular month equals the applicable monthly severance amount).
The receipt of any compensation and benefits under this Section 6.2 shall be conditioned upon Executive signing a general release of claims in a form and manner satisfactory to Executive and Employer within twenty-one days following such termination and Executive not revoking such release, and to Executive’s continued compliance with his obligations pursuant to this Agreement (including, without limitation, those included in Section 5).
6.3    The foregoing provisions of this Section 6 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Employer welfare benefit plan as then in effect; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of vested benefits otherwise due in accordance with the terms of Employer’s 401(k) plan, the Deferred Compensation Plan or the Stock Incentive Plan. Executive shall, however, not be entitled to participate in any other plan or arrangement of Employer or any of its affiliates providing payments or benefits in the nature of severance (notwithstanding anything in Section 4.6 to the contrary).
E.     Paragraph 15 of the Employment Agreement is amended by adding the following:
15.    Section 409A.
(b)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 6 (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 15(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
(c)    If the Executive’s period to consider and revoke any release contemplated by Section 6.1 or Section 6.2 spans two different calendar years: (1) any benefit under Section 4.2 payable in connection with and within 60 days following the termination of Executive’s employment shall be paid in the second of those two calendar years; (2) any payment of accrued and unpaid Base Salary (as of the date of the termination of employment) shall not be conditioned upon such release; and (3) any payment due under Section 6.2(c) for the period from the date of the termination of employment through the end of the calendar year in which such termination occurs shall be paid in a single lump sum within the first 60 days of the second of those two calendar years (or, if later, within sixty days following the related Sale of the Company). The foregoing payment rules control over any inconsistent payment rules in Section 4.2, 6.1 or 6.2, as applicable; provided that all such rules are subject to Section 15(b).

SIGNATURE PAGE TO FOLLOW.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year above written.
PRESTIGE CRUISES INTERNATIONAL, INC.

By:
Its:

OCEANIA CRUISES, INC.
By:
Its:

Frank J. Del Rio

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

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